Exhibit 10(n)

INVACARE CORPORATION

DEFERRED COMPENSATION PLUS PLAN

(Effective January 1, 2005)

INVACARE CORPORATION
DEFERRED COMPENSATION PLUS PLAN
(Effective January 1, 2005)

INVACARE CORPORATION
DEFERRED COMPENSATION PLUS PLAN
(Effective January 1, 2005)

INVACARE CORPORATION
DEFERRED COMPENSATION PLUS PLAN
(Effective January 1, 2005)

ARTICLE I.

INTRODUCTION

1.2.            Name of Plan.

Invacare Corporation (the “Company”) hereby adopts the Invacare Corporation Deferred Compensation Plus Plan (the “Plan”).

1.3.            Purposes of Plan.

The purposes of the Plan are to provide deferred compensation for a select group of management or highly compensated Employees of the Company and to provide eligible Employees the opportunity to maximize their elective contributions to the Invacare Retirement Savings Plan (the “401(k) Plan”) notwithstanding certain limitations in the Code.

1.4.            “Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.5.            Plan Unfunded.

The Plan is unfunded. All benefits will be paid from the general assets of the Company, which will continue to be subject to the claims of the Company’s creditors. No amounts will be set aside for the benefit of Plan Participants or their Beneficiaries.

1.6.            Effective Date and Restatement Date.

The Plan is effective as of the Effective Date.

1.7.            Administration.

The Plan shall be administered by the Committee or its delegates, as set forth in Section 7.1.

ARTICLE II.

DEFINITIONS AND CONSTRUCTION

2.1.            Definitions.

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

(a)            “Account” means the bookkeeping account or accounts maintained by the Company to reflect the Participant’s Base Salary Deferrals, Bonus Deferrals, Matching Contributions, Discretionary Contributions, Profit Sharing Contributions and IQC Contributions, together with all earnings, gains and losses thereon.  Accounts shall be further denominated as Retirement Accounts or In-Service Distribution Accounts.

(b)            “Base Salary” means the base rate of cash compensation, including commissions, paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.1 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Code maintained by the Company.

(c)            “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis and credited to his Account pursuant to Section 4.1.

(d)            “Beneficiary” means the person or persons designated by the Participant in accordance with Section 6.6 or, in the absence of an effective designation, the person or entity described in Section 6.9.

(e)            “Board” means the Board of Directors of the Company.

(f)            “Bonus Compensation” means the amount awarded to a Participant for a Plan Year under any bonus arrangement maintained by the Company.

(g)            “Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld on a pre-tax basis and credited to his Account pursuant to Section 4.1.

(h)            “Change In Control” means the happening of any of the following events:

(i)
Any person or entity (other than any employee benefit plan or employee stock ownership plan of Invacare Corporation, or any person or entity organized, appointed, or established by Invacare Corporation, for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of thirty percent (30%) or more of the total outstanding voting power of

Invacare Corporation, as reflected by the power to vote in connection with the election of directors, or commences or publicly announces an intent to commence a tender offer or exchange offer the consummation of which would result in the Person becoming the Beneficial Owner of thirty percent (30%) or more of the total outstanding voting power of Invacare Corporation as reflected by the power to vote in connection with the election of directors. For purposes of this Section 2.1(h)(i), the terms “Affiliates,” “Associates,” and “Beneficial Owner” will have the meanings given them in the Rights Agreement, dated as of April 2, 1991, between Invacare Corporation and National City Bank, as Rights Agent, as amended from time to time.

(ii)
At any time during a period of twenty-four (24) consecutive months, individuals who were directors at the beginning of the period no longer constitute a majority of the members of the Board, unless the election, or the nomination for election by the Invacare Corporation’s shareholders, of each director who was not a director at the beginning of the period is approved by at least a majority of the directors who are in office at the time of the election or nomination and were either directors at the beginning of the period or are continuing directors.

(iii)	A record date is established for determining shareholders entitled to vote upon:

(A)
A merger or consolidation of the Invacare Corporation with another corporation (which is not an affiliate of Invacare Corporation) in which Invacare Corporation is not the surviving or continuing company or in which all or part of the outstanding common shares are to be converted into or exchanged for cash, securities, or other property;

(B)	a sale or other disposition of all or substantially all of the assets of Invacare Corporation; or

(C)	the dissolution or liquidation (but not partial liquidation) of Invacare Corporation.

(i)            “Code” means the Internal Revenue Code of 1986, as amended.

(j)            “Committee” means the administrative committee named to administer the Plan pursuant to Section 7.1.

(k)            “Company” means Invacare Corporation and any successor thereto.

(l)            “Deferral Period” means the period of time for which a Participant elects to defer receipt of the Base Salary Deferrals and Bonus Deferrals credited to such Participant’s Account.

(m)            “Directors” means the Board of Directors of the Company.

(n)            “Disability” means that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(o)            “Discretionary Contribution” means the Company’s contribution, if any, made pursuant to Section 4.6.

(p)            “Effective Date” means January 1, 2005, except where a different date is specifically set forth.

(q)            “Employee” means any common-law employee of the Company.

(r)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(s)            “401(k) Plan” means the Invacare Retirement Savings Plan, as in effect on January 1, 2005, and as amended from time to time thereafter.

(t)            “In-Service Distribution Accounts” means an Account(s) to which a Participant’s Base Salary Deferrals and Bonus Deferrals are credited pursuant to the terms of the Plan and the election of a Participant.  Each of a Participant’s In-Service Distribution Accounts is distributable in a future calendar year which is not less than two (2) years following the deferral of compensation into the Plan and which is selected by the Participant pursuant to Section 4.2 hereof.  A Participant may have up to two (2) In-Service Distribution Accounts under the Plan at any one time.

(u)            “Contribution” or “IQC” means the amount, if any, of non-elective non-matching contribution made by the Company under the 401(k) Plan for a Plan Year.

(v)            “Make Whole IQC Contribution” means a contribution equal to the Invacare Quarterly Contribution that would have been made to the 401(k) Plan for a Participant but for the limitation on compensation contained in Code Section 401(a)(17).

(w)            “Matching Contribution” means the amount, as determined by the Company on an annual basis, that would be credited to the Participant’s Base Salary Deferrals and Bonus Deferrals if such deferrals had been deferred by the Participant into the 401(k) Plan, and which is credited by the Company to the Retirement Account of each Participant based on such Participant’s Base Salary and Bonus Deferrals.

(x)            “Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.

(y)            “Participation and Deferral Election Form” means the written agreement pursuant to which the Participant elects the amount of his Base Salary and/or his Bonus Compensation to be deferred pursuant to the Plan, the Account to which such deferrals are to be credited, the Deferral Period, if applicable, the deemed investment of amounts deferred and the time and form of payment of such amounts and such other matters as the Committee shall determine from time to time.

(z)            “Plan” means the Invacare Corporation Deferred Compensation Plus Plan, as in effect on the Effective Date, and as amended from time to time hereafter.

(aa)            “Plan Year” means the twelve-consecutive month period commencing January 1 of each year ending on the following December 31.

(bb)            “Profit Sharing Contribution” means the amount credited to a Participant’s Account under the Invacare Corporation 401(k) Benefit Equalization Plus Plan prior to December 31, 2004 and which is transferred to the Participant’s Retirement Account under this Plan on or after the Effective Date.

(cc)            “Retirement” means a Participant’s termination of employment after either (I) the attainment of age fifty-five (55) and completion of ten (10) or more Years of Service, or (II) the attainment of age sixty-five (65).

(dd)            “Retirement Account” means an Account to which Base Salary Deferrals and Bonus Deferrals are credited pursuant to the terms of the Plan and the election of a Participant.  A Participant’s Retirement Account shall also be credited with any Matching Contributions, Make Whole IQC Contributions, Profit Sharing Contributions and Discretionary Contributions creditable to a Participant under the terms of the Plan.  A Participant’s Retirement Account is generally payable upon his Retirement.

(ee)            “Valuation Date” means each business day and each special valuation date designated by the Committee.

(ff)            “Years of Service” shall have the same meaning as in the 401(k) Plan.

2.2.            Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3.            Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

ARTICLE III.

PARTICIPATION AND ELIGIBILITY

3.1.            Participation.

Participants in the Plan are those Employees who are (a) subject to the income tax laws of the United States, (b) members of a select group of highly compensated or management Employees of the Company, and (c) selected by the Committee or its delegates, in its sole discretion, as Participants. The Committee shall notify each Participant of his selection as a Participant.  An Employee who satisfies the eligibility requirements set forth in subsections (a) and (b) shall remain eligible to continue participation in the Plan for each Plan Year following his selection by the Committee as a Participant.

3.2.            Commencement of Participation.

Except as provided in the following sentence, an Employee shall become a Participant effective as of the first day of the Plan Year following the date on which his Participation and Deferral Election Form becomes effective. A newly hired Employee who completes a Participation and Deferral Election Form within 30 days of the date on which he is selected by the Committee to be eligible to participate shall become a Participant as of the date on which his Participation and Deferral Election Form becomes effective under Section 4.2.

3.3.            Cessation of Active Participation.

Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan shall cease to be a Participant hereunder effective as of any date designated by the Committee.  Any such Committee action shall be communicated to such Participant prior to the effective date of such action.

ARTICLE IV.

CONTRIBUTIONS AND VESTING

4.1.            Deferrals by Participants.

Before the first day of each calendar year, a Participant may file with the Committee a Participation and Deferral Election Form pursuant to which such Participant elects to make Base Salary Deferrals.  A Participant must file a Participation and Deferral Election form to make Bonus Deferrals at a time prescribed by the Committee which time shall be not later than six (6) months before the end of the 12 month period over which the services upon which the Bonus Compensation is based are performed.  A Participant shall be entitled to defer a whole percent of his Base Salary or Bonus Compensation, subject to a maximum deferral of fifty percent (50%) of Base Salary and one hundred percent (100%) of Bonus Compensation.  Deferral elections shall be subject to any other rules prescribed by the Committee in its sole discretion.

At the time a Participant completes a Participation and Deferral Election Form, he shall elect to have his Base Salary Deferrals and Bonus Deferrals credited to a Retirement Account or a In-Service Distribution Account.  An election to have amounts credited to a In-Service Distribution Account shall specify the calendar year in which payment of such amount shall be made or shall commence to be made.  In the event a Participant does not elect a Deferral Period for any Base Salary Deferrals or Bonus Deferrals for a Plan Year, such Participant shall be deemed to have elected to have such amounts credited to a In-Service Distribution Account with a Deferral Period of five (5) years.

Base Salary Deferrals will be credited to the Account of each Participant as soon as practicable following each pay date, if and to the extent that the Participant earned such Base Salary as an Employee for such pay date.  Bonus Deferrals will be credited to the Account of each Participant not later than the last day of the month in which such Bonus Compensation otherwise would have been paid to the Participant in cash, provided that the Participant is an Employee at the time such Bonus Compensation would have been paid.  A Participant whose employment terminates prior to or during the calendar month in which his Bonus Compensation would have been paid to him in cash will be paid his Bonus Deferral in cash.  Such termination of employment shall not affect Base Salary Deferrals and Bonus Deferrals previously credited to the Account of the affected Participant.

4.2.            Effective Date of Participation and Deferral Election Form.

Except as provided below with respect to a new Participant, a Participant’s Participation and Deferral Election Form shall become effective on the first day of the Plan Year to which it relates.  The Participation and Deferral Election Form of an Employee who first becomes eligible to participate in the Plan during a Plan Year shall become effective with respect to services to be performed subsequent to the election which shall be made within thirty (30) days after the date the Employee first becomes eligible to participate in the Plan.  If an Employee fails to timely complete a Participation and Deferral Election Form, the Employee shall be deemed to have elected not to make Base Salary Deferrals and/or Bonus Deferrals for such Plan Year.

4.3.            Modification or Revocation of Election by Participant.

A Participant may not prospectively change the amount of his Base Salary Deferrals or Bonus Deferrals during a Plan Year unless the Committee determines that he has suffered an unforeseeable emergency as is more fully described in Section 6.11.  Unless required or permitted by law, under no circumstances may a Participant’s Participation and Deferral Election Form be made, modified or revoked retroactively.

4.4.            Matching Contributions.

Each Participant who elects to make Base Salary Deferrals and/or Bonus Deferrals to the Plan and who has completed at least six (6) months of service will receive a Matching Contribution equal to a certain percentage of the sum of Participant’s Base Salary Deferrals and Bonus Deferrals.  The Matching Contribution percentage to be contributed to the Plan shall be equal to the matching contribution percentage provided under the 401(k) Plan.  Matching Contributions will be credited to the Participant’s Retirement Account as of the day on which the Base Salary Deferrals and/or Bonus Deferrals to which the Matching Contributions relate are credited to the Participant’s Account.

4.5.            Make Whole IQC Contributions.

For each calendar quarter, the Retirement Account of each eligible Participant shall be credited with the Make Whole IQC Contribution, if any, to which he is entitled under Section 2.1(v).

4.6.            Discretionary Contributions.

For each Plan Year, the Retirement Account of each eligible Participant shall be credited with such Discretionary Contribution, if any, as is determined by the Company for such Plan Year.

4.7.            Suspension of Contributions.

Anything contained herein to the contrary notwithstanding, a Participant who receives a distribution from the Plan due to an unforeseeable emergency shall not be eligible to make deferrals hereunder for a six (6) month period after receipt of such distribution.  If required by the terms of the 401(k) Plan, a Participant who receives a hardship distribution under the 401(k) Plan shall not be eligible to make deferrals under this Plan for a six (6) month period after receipt of the hardship distribution.

4.8.            Transfer of Contributions to 401(k) Plan.

As soon as practicable following the end of each Plan Year, but in no event later than March 15 of the Plan Year following the Plan Year for which the Participant executed the relevant Participation and Deferral Election Form, the lesser of:

(i)            the allowable pre-tax contribution which may be made on behalf of the Participant to the 401(k) Plan for the Plan Year for which the Participant executed the Participation and Deferral Election Form, and

(ii)	the sum of the Base Salary Deferral and the Bonus Deferral for the Plan Year for which the Participant executed the Participation and Deferral Election Form,

shall be paid directly to the Participant as compensation earned in the Plan Year for which the Participant executed the Participation and Deferral Election Form, unless the Participant previously elected (in both the Participation and Deferral Election Form and his 401(k) Plan elections) to have such amount contributed to the 401(k) Plan as an elective pre-tax contribution.

If the Participant elected to have such amount contributed to the 401(k) Plan as an elective pre-tax contribution, such amount together with an amount equal to the applicable Matching Contributions shall be transferred directly to the Participant’s account(s) in the 401(k) Plan and the appropriate Accounts and subaccounts of the Participant under the Plan shall be charged accordingly.  Notwithstanding the preceding, the Plan shall not make distributions to the Participant or the 401(k) Plan in excess of the Participant’s Account balance.  Distributions pursuant to this Section 4.8 may be made in one or more installments in the sole discretion of the Committee.

4.9.            Vesting.

A Participant shall be 100% vested at all times in that portion of his Account which is attributable to Base Salary Deferrals and Bonus Deferrals.  Matching Contributions, Make Whole IQC Contributions, Profit Sharing Contributions and Discretionary Contributions shall vest in accordance with the vesting schedule contained in the 401(k) Plan.  Notwithstanding the foregoing, if permitted by the Secretary of the Treasury in regulations or rulings, all Matching Contributions, Make Whole IQC Contributions, Profit Sharing Contributions and Discretionary Contributions shall be 100% vested immediately upon a Change in Control. Any provisions of the Plan relating to the distribution of a Participant’s Account shall mean only the vested portion of such Account. Since the Plan is unfunded, the portion of a Participant’s Account which is not vested and therefore not distributed with the vested portion of his Account shall remain property of the Company and shall not be allocated to the Accounts of other Participants or otherwise inure to their benefit.

ARTICLE V.

ACCOUNTS

5.1.            Establishment of Bookkeeping Accounts.

A separate bookkeeping Account or Accounts shall be maintained for each Participant. Such Account(s) shall be credited with the Base Salary Deferrals and Bonus Deferrals made by the Participant pursuant to Section 4.1, Matching Contributions made by the Company pursuant to Section 4.4, Make Whole IQC Contributions made pursuant to Section 4.5, Discretionary Contributions made pursuant to Section 4.6 and any unvested amounts held under the Invacare Corporation 401(k) Plus Benefit Equalization Plan prior to January 1, 2005 and transferred to this Plan, credited (or charged, as the case may be) with the hypothetical investment results determined pursuant to Section 5.3, and charged with distributions made to or with respect to a Participant.

5.2.            Subaccounts.

Within each Participant’s bookkeeping Account, separate subaccounts shall be maintained to the extent necessary or desirable for the administration of the Plan.  In particular, separate bookkeeping accounts shall be maintained for distributions to be made upon a Participant’s Retirement and for distributions to be made upon attainment of the future calendar year distribution dates selected by the Participant.

5.3.            Earnings Elections.

Amounts credited to a Participant’s Account shall be credited or charged with earnings and losses based on hypothetical investments elected by the Participant.  A Participant may elect different investment allocations for new contributions and existing Account balances.  Only whole percentages may be elected, the minimum percentage for any allocation is 1%, and the total elections must allocate 100% of all new contributions and 100% of all existing Account balances.  Investment elections may be changed daily, by written direction.  The hypothetical investment alternatives and the procedures relating to the election of such investments, other than those set forth in this Section 5.3, shall be determined by the Committee from time to time.  A Participant’s Account shall be adjusted as of each Valuation Date to reflect investment gains and losses.

Notwithstanding the foregoing provisions of this Section 5.3, if investment in Invacare Stock is permitted hereunder, the Company in its sole discretion, shall have the authority to place such restrictions upon the investment directions of any person who is subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (“Insider”) as shall be appropriate to comply with such section.  Such restrictions shall include, but shall not be limited to the following:  Insiders shall be permitted to submit investment directions relating to Invacare Stock only on a “semi-annual date” which is no less than six (6) months after the date of the most recent investment direction received from such Insider relating to Invacare Stock.  For purposes of this Section 5.3, the term “semi-annual date” shall mean a date which is within the period that begins the third business day following the date on which the Company’s first fiscal quarter and third fiscal quarter summary statements of sales and earnings shall be released and which ends on the twelfth business day following such release date.

5.4.            Hypothetical Accounts and Creditor Status of Participants.

The Accounts established under this Article V shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that Base Salary Deferrals, Bonus Deferrals, Matching Contributions, Discretionary Contributions, Make Whole IQC Contributions and Profit Sharing Contributions can be credited to the Participant and so that earnings and losses on such amounts so credited can be credited (or charged, as the case may be).  Neither the Plan nor any of the Accounts (or subaccounts) shall hold any actual funds or assets.  The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Company.  Any liability of the Company to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan.  Neither the Company, the Board, nor any other person shall be deemed to be a trustee of any amounts to be paid under the Plan.  Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and a Participant, former Participant, Beneficiary, or any other person.

5.5.            Investments.

The Company may, in its sole discretion, acquire insurance policies, annuities or other financial vehicles for the purpose of providing future assets to the Company to meet its anticipated liabilities under the Plan.  Such policies, annuities, or other investments, shall at all times be and remain unrestricted general property and assets of the Company or property of a trust established pursuant to this Plan.  Participants and Beneficiaries shall have no rights, other than as general creditors, with respect to any such policies, annuities or other acquired assets.

ARTICLE VI.

PAYMENT OF ACCOUNT

6.1.            Timing of Distribution of Accounts.

Distribution of a Participant’s Retirement Account shall be made or shall commence to be made as soon as practicable following the Participant’s Retirement.  Distribution of a Participant’s In-Service Distribution Accounts shall be made or shall commence to be made as soon as practicable following the expiration of the Deferral Period selected by the Participant for such Accounts.  Notwithstanding the foregoing, the Participant’s entire Account shall be distributed to him (or his Beneficiary in the event of his death) as soon as practicable following the earliest to occur of the following:

(i)            the Participant’s death;

(ii)            the Participant’s disability; or

(iii)            the Participant’s separation from service.

In the event of distribution upon separation from service (for reasons other than disability, death or Change in Control), actual payment of the Participant’s Accounts shall not occur until six (6) months after the date of separation from service, if the Participant is a “key employee” (as defined under Internal Revenue Code Section 416(i) without regard to paragraph (5) thereof), and the Company’s stock is publicly traded on an established securities market or otherwise.

6.2.            Adjustment for Investment Gains and Losses Upon a Distribution.

Upon a distributable event described in Section 6.1, the balance of a Participant’s Account shall be determined as of the Valuation Date immediately following such event.

6.3.            Form of Payment.

Except as provided below, a Participant’s Retirement Account shall be paid in one of the following forms as elected by the Participant:

(a)	A lump sum amount which is equal to the applicable Account balance; or

(b)
Substantially equal annual installments amortized over a period of years not to exceed fifteen (15) years. Gains and losses on the unpaid balance shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3. The amount of the installments payable may be changed annually to reflect investment results.

Except as provided below, a Participant’s In-Service Distribution Accounts shall be paid in one of the following forms as elected by the Participant:

(a)	A lump sum amount which is equal to the applicable Account balance; or

(b)
Substantially equal annual installments amortized over a period of years not to exceed five (5) years. Gains and losses on the unpaid balance shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3. The amount of the installments payable may be changed annually to reflect investment results.

The form elected by a Participant with respect to his Retirement Account and/or his In-Service Distribution Account(s) shall apply to each such entire Account.

Notwithstanding the form elected, if a Participant incurs a separation from service prior to his Retirement, disability, or death or if the Participant’s total Account value is not more than Ten Thousand Dollars ($10,000) on the last Valuation Date prior to the commencement of distribution, the benefit shall be paid in a single lump sum as soon as practicable following his separation from service.

6.4.            Change in Date or Form of Distribution.

A Participant’s election with respect to the date or form of distribution may be revised at the Committee’s sole discretion, provided that the revised election does not accelerate the distribution of his Account.  Any revision to the date or form of payment shall be made at least 12 months prior to the original distribution date and any new payment commencement date must be at least five (5) years after the original commencement date.

6.5.            Protective Distributions.

If the Administrator determines, in its sole discretion, that a Participant is not, or may not be, a member of a “select group of management or highly compensated employees” within the meaning of Section 201(2), 301(a)(3), 401(a)(1) or 4021(b)(6) of ERISA, then the Administrator may, in its sole discretion, terminate the Participant’s participation in the Plan.  In such event, if permitted by law and regulations, the Administrator may distribute all amounts credited to the Participant’s Accounts in a single lump sum payment at such time as the Administrator shall determine in its sole discretion.

6.6.            Designation of Beneficiaries.

Each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of a Participant’s death prior to complete distribution of the

Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and will be effective only when filed with the Committee during the Participant’s lifetime. Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation and is witnessed by a notary public, or the consent cannot be obtained because the spouse cannot be located.

6.7.            Change of Beneficiary Designation.

Except as provided below, any nonspousal designation of Beneficiary may be changed by a Participant without the consent of such Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.8.            Change in Marital Status.

If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed above.

(b)	If the Participant is unmarried at death but was married when the designation was made:

(i)	The designation shall be void if the spouse was named as Beneficiary. The designation shall remain valid if a nonspouse Beneficiary was named.

(ii)
If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.9.            No Beneficiary Designation.

If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)            The Participant’s surviving spouse;

(b)
The Participant’s children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)	The Participant’s parents;

(d)            The Participant’s estate.

6.10.                       Unclaimed Benefits.

In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or Beneficiary to whom such benefit is payable, such benefit may be forfeited to the Company, upon the Committee’s determination. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or Beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be paid by the Company or restored to the Plan by the Company.

6.11.                       Withdrawals for Unforeseeable Emergency.

A Participant may apply in writing to the Committee for, and the Committee may permit, a withdrawal of all or any part of a Participant’s Account derived from Base Salary and Bonus Deferrals if the Committee, in its sole discretion, determines that the Participant has incurred an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount that may be withdrawn shall be limited to the amount reasonably necessary to relieve the emergency upon which the request is based, plus the federal and state taxes due on the withdrawal, as determined by the Committee. The Committee may require a Participant who requests a withdrawal on account of an unforeseeable emergency to submit such evidence as the Committee, in its sole discretion, deems necessary or appropriate to substantiate the circumstances upon which the request is based.

6.12.                       Withholding.

All deferrals and distributions shall be subject to legally required income and employment tax withholding.

ARTICLE VII.

ADMINISTRATION

7.1.            Committee.

The Plan shall be administered by a Committee, which shall include the Senior Vice President of Human Resources and the Chief Financial Officer. The Committee shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals, provided that such delegation is in writing. No member of the Committee who is a Participant shall participate in any matter relating to his status as a Participant or his rights or entitlement to benefits as a Participant.

7.2.            General Powers of Administration.

The Committee shall be the Plan Administrator under ERISA.  The Administrator will be responsible for the general administration of the Plan and will have all powers as may be necessary to carry out the provisions of the Plan and may, from time to time, establish rules for the administration of the Plan and the transaction of the Plan’s business.  In addition to any powers, rights and duties set forth elsewhere in this Plan, it will have the following powers and duties:

(a)	To enact rules, regulations, and procedures and to prescribe the use of such forms as it deems advisable;

(b)
To appoint or employ agents, attorneys, actuaries, accountants, assistants or other persons (who may also be Participants in this Plan or be employed by or represent the Company) at the expense of the Company, as it deems necessary to keep its records or to assist it in taking any other action authorized or required under the Plan;

(c)
To interpret the Plan, and to resolve ambiguities, inconsistencies and omissions, to determine any question of fact, to determine the right to benefits of, and the amount of benefits, if any, payable to, any person in accordance with the provisions of the Plan and resolve all questions arising under the Plan;

(d)	To administer the Plan in accordance with its terms and any rules and regulations it establishes; and

(e)	To maintain records concerning the Plan as it deems sufficient to prepare reports, returns and other information required by the Plan or by law; and

(f)	To direct the Company to pay benefits under the Plan, and to give other directions and instructions as may be necessary for the proper administration of the Plan.

Any decision, interpretation or other action made or taken by the Administrator arising out of or in connection with the Plan, will be within the absolute discretion of the Administrator, and will be final, binding and conclusive on the Company, and all Participants and Beneficiaries and their respective heirs, executors, administrators, successors and assigns.  The Administrator’s determinations under the Plan need not be uniform, and may be made selectively among Participants, whether or not they are similarly situated.

7.3.            Indemnification of Committee.

The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

ARTICLE VIII.

DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION

8.1.            Claims.

A Participant, Beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as “Claimant”), or his or her duly authorized representative, may file a written request for such benefit with the Committee setting forth his or her claim. The request must be addressed to the Committee at the Company at its then principal place of business.

8.2.            Claim Decision.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.

If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)            the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

(d)
appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

(e)	the time limits for requesting a review of the denial under Section 8.3 and for the actual review of the denial under Section 8.4.

If no notice is provided, the claim will be deemed denied.  The interpretations, determinations and decisions of the Administrator will be final and binding upon all persons with respect to any right, benefit and privilege hereunder, subject to the review procedures set forth in this Article.

8.3.            Request for Review of a Denied Claim.

Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Senior Vice President of Human Resources of the Company (“Executive Officer”) review the Committee’s prior determination. Such request must be addressed to the Executive Officer at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination.

The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Committee’s determination within such 60-day period, he or she shall be barred and estopped from challenging such determination.

8.4.            Review of Decision.

Within a reasonable period of time, ordinarily not later than sixty days, after the Executive Officer’s receipt of a request for review, it will review the Committee’s prior determination. If special circumstances require that the sixty-day time period be extended, the Executive Officer will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Executive Officer expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Executive Officer extends the determination period on review due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

Benefits under the Plan will be paid only if the Executive Officer decides in its discretion that the Claimant is entitled to such benefits. The decision of the Executive Officer shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Company and the Claimant.

If the Executive Officer makes an adverse benefit determination on review, the Executive Officer will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

(a)            the specific reason or reasons for the denial;

(b)	the specific references to pertinent Plan provisions on which the denial is based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Executive Officer in making its decision, (ii) was submitted, considered or generated in the course of the Executive Officer making its decision, without regard to whether such instrument was actually relied upon by the Executive Officer in making its decision or (iii) demonstrates compliance by the Executive Officer with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

(d)	a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

8.5.            Discretionary Authority.

The Committee and Executive Officer shall both have discretionary authority to determine a Claimant’s entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

ARTICLE IX.

AMENDMENT AND TERMINATION

9.1.            Power to Amend or Terminate.

The Company reserves the right, by action of its Board in its sole discretion, to retroactively or prospectively amend, modify or terminate this Plan at any time.

9.2.            Distribution Upon Plan Termination.

In the event that the Plan is terminated and distribution is permitted by law or regulation, the balance in a Participant’s Account shall be paid to such Participant or his Beneficiary in a lump sum or in equal monthly installments over the following period, unless the Committee determines otherwise:

Account Balance                                                                    Payout Period

$50,000 or less                                                                              Lump Sum

More than $50,000 but less than $250,000                                                                                      3 Years

$250,000 or more                                                                              5 Years

Gains and losses shall continue to be credited or charged to the Account in accordance with the provisions of Section 5.3. The Company reserves the right to pay each Account in a lump sum, notwithstanding the above schedule.

9.3.            Protective Amendments Due to Change in Law.

(a)
Change in Tax Laws.  Without limiting the generality of the amendment and termination provisions in Section 9.1, the Company may, by action of its Board in its sole discretion, unilaterally amend, modify or terminate the Plan, retroactively or prospectively, to address or reflect changes in the actual or anticipated federal, state or local income or payroll tax consequences (or any other tax consequences) affecting either the Company, or any Participant or Beneficiary, including without limitation, those due to any of the following:

(i)	the enactment or amendment of any federal, state or local tax or revenue law;

(ii)
the promulgation or publication of any regulation, ruling or similar announcement by the Secretary of the Treasury Department, the Internal Revenue Service or any other relevant federal, state or local tax authority;

(iii)	a decision by a court of competent jurisdiction involving a Participant or Beneficiary;

(iv)	a closing agreement made under Code Section 7121 that is approved by the Internal Revenue Service and involves a Participant, or any similar agreement involving any state or local tax authority; or

(v)	any similar type of change or any alteration in the expectations of the Company regarding the income or payroll tax impacts of the Plan.

Any such amendment or modification should be consistent, as determined by the Company in its sole discretion, with the changes in tax consequences and may include the transfer of unanticipated tax burdens to Participants and Beneficiaries.

(b)
Change in Securities Laws.  Without limiting the generality of the amendment and termination provisions in Section 9.3, the Company may, by action of its Board in its sole discretion, unilaterally amend, modify or terminate the Plan, retroactively or prospectively, to address or reflect changes in the securities laws or changes in the expectations of the Company regarding the application of securities laws to the Plan or the Company with regard to the Plan.  Any such amendment, modification or termination should be consistent, as determined by the Company in its sole discretion, with the changes in the actual or anticipated securities law impacts of the Plan and may include limiting the rights of individuals to make deferrals, refunding deferred amounts, distributing Accounts or allowing Participants to rescind deferral elections.

ARTICLE X.

MISCELLANEOUS

10.1.                       Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be or be deemed to be a contract between the Company and any person or to be consideration for the employment of any person. Nothing herein contained shall give or be deemed to give any person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge any person at any time; nor shall the Plan give or be deemed to give the Company the right to require any person to remain in the employ of the Company or to restrict any person’s right to terminate his employment at any time.

10.2.                       Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

10.3.                       Severability.

If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

10.4.                       Governing Laws.

All provisions of the Plan shall be construed in accordance with the internal laws (but not the choice of laws) of Ohio, except to the extent preempted by federal law.

10.5.                       Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

10.6.                       Entire Agreement.

This document and any amendments contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

10.7.                       No Guaranty of Tax Consequences.

While the Company has established, and will maintain, the Plan, the Company makes no representation, warranty, commitment, or guaranty concerning the income, employment, or other tax consequences of participation in the Plan under federal, state, or local law.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed on this 28th day of December, 2004.

INVACARE CORPORATION

By /s/ Gregory C. Thompson

And /s/ Joseph Usaj

AMENDMENT NO. 1
TO
INVACARE CORPORATION DEFERRED COMPENSATION PLUS PLAN

This Amendment No. 1 to the Invacare Corporation Deferred Compensation Plus Plan is hereby adopted as of the date set forth below by Invacare Corporation, an Ohio corporation (the “Company”).
WITNESSETH:

WHEREAS, effective January 1, 2005, the Company established a deferred savings plan known as the Invacare Corporation Deferred Compensation Plus Plan (the “Plan”) to provide unfunded deferred compensation to certain management and highly compensated employees of the Company; and
WHEREAS, also on January 1, 2005, Internal Revenue Code Section 409A became effective to impose new requirements on deferred compensation, including the requirement that the form of payment be fixed at the time income is deferred, and the requirement that any later election to change that form of payment be subject to restrictions which include a 12-month notice period and a 5-year postponement of the payment commencement date (the “Election Restrictions”); and
WHEREAS, the Plan is permitted to provide a “transition election” in 2006 by which the participants can elect, on or before December 31, 2006, to change the designated time and form of payment of their deferrals without being subject to the Election Restrictions; and
WHEREAS, the Company desires to provide the Plan participants with such a transition election; and

WHEREAS, the Company desires to make certain additional changes to the Plan to allow employees of the Company’s affiliates to participate, to modify a participant’s eligibility to make bonus deferrals, to modify a participant’s eligibility for the transfer of deferrals to the Invacare Retirement Savings Plan, and to clarify certain forfeiture and contribution suspension provisions applicable to in-service withdrawals;  and
WHEREAS, pursuant to Section 9.1 of the Plan, the Company has retained the right to make amendments thereto; and
NOW, THEREFORE, the Company hereby amends the Plan, effective as of the dates indicated below, as follows:
1.            Effective January 1, 2006, Section 1.3 of the Plan is amended by the deletion of said Section and the substitution, in lieu thereof, of a new Section 3.1 to read as follows:
“1.3.                       Purposes of Plan.

The purposes of the Plan are to provide deferred compensation for a select group of management or highly compensated Employees and to provide eligible Employees the opportunity to maximize their elective contributions to the Invacare Retirement Savings Plan (the ‘401(k) Plan’) notwithstanding certain limitations in the Code.”

2.            Effective January 1, 2006, Section 2.1 of the Plan is amended by the deletion of the paragraph (g) therein, and the substitution, in lieu thereof, of a new paragraph (g) to read as follows:
“(g)            ‘Employee’ means any common-law employee of the Company or any person with whom the Company would be considered a single employer under Code Section 414(b) or (c).”

3.            Effective January 1, 2006, Section 3.1 of the Plan is amended by the deletion of said Section and the substitution, in lieu thereof, of a new Section 3.1 to read as follows:

“3.1.                       Participation.
Participants in the Plan are those Employees who are (a) subject to the income tax laws of the United States, (b) members of a select group of highly compensated or management Employees, and (c) selected by the Committee or its delegates, in its sole discretion, as Participants. The Committee shall notify each Participant of his selection as a Participant.  An Employee who satisfies the eligibility requirements set forth in subsections (a) and (b) shall remain eligible to continue participation in the Plan for each Plan Year following his selection by the Committee as a Participant.”

4.            Effective January 1, 2007, Section 4.1 of the Plan is amended by the deletion of the first paragraph therein, and the substitution, in lieu thereof, of a new paragraph to read as follows:
“Before the first day of each calendar year, a Participant may file with the Committee a Participation and Deferral Election Form pursuant to which such Participant elects to make Base Salary Deferrals.  A Participant must file a Participation and Deferral Election form to make Bonus Deferrals at a time prescribed by the Committee which time shall be not later than six (6) months before the end of the 12 month period over which the services upon which the Bonus Compensation is based are performed.  A Participant shall be entitled to defer a whole percent of his Base Salary or Bonus Compensation, subject to a maximum deferral of fifty percent (50%) of Base Salary and one hundred percent (100%) of Bonus Compensation.  The prior provisions notwithstanding, an Employee who first becomes eligible to participate in the Plan during a Plan Year shall not be entitled to make Bonus Deferrals until the first day of the calendar year beginning on or after becoming eligible.  Deferral elections shall be subject to any other rules prescribed by the Committee in its sole discretion.”

5.            Effective January 1, 2007, Section 4.8 of the Plan is amended by the deletion of the last paragraph therein, and the substitution, in lieu thereof, of a new paragraph to read as follows:
“If the Participant elected to have such amount contributed to the 401(k) Plan as an elective pre-tax contribution, and the Participant is an Employee on the last day of the Plan Year (or terminated during the Plan Year due to death, Disability or Retirement), such amount together with an amount equal to the applicable Matching Contributions shall be transferred directly to the Participant’s account(s) in the 401(k) Plan and the appropriate Accounts and subaccounts of the Participant under the Plan shall be charged accordingly.  If the Participant made such election but failed to qualify for such transfer because of a failure to remain an Employee on the last day of the Plan Year, such amount shall not be transferred but rather shall remain in the Participant’s Account under the Plan.  In no event shall the Plan make distributions to the Participant or transfers the 401(k) Plan in excess of the Participant’s Account balance.  Distributions pursuant to this Section 4.8 may be made in one or more installments in the sole discretion of the Committee.”

6.            Effective January 1, 2005, a new Section 4.10 is added to the Plan to read as follows:
“4.10	Suspension and Forfeiture Following Accelerated Distribution of Grandfathered Deferrals

A Participant who elects to receive an accelerated distribution from the Participant’s account under the Benefit Equalization Plan shall forfeit the unvested portion of his Account under the Plan and shall be suspended from making contributions to the Plan for the two (2) consecutive Plan Years which begin on or after the date of such distribution.”

7.            Effective December 31, 2006, Section 6.1 of the Plan is amended by the deletion of the last paragraph therein, and the substitution, in lieu thereof, of a new paragraph to read as follows:
“In the event of distribution upon separation from service (for reasons other than disability, death or Change in Control) which occurs at a time that the Company’s stock is publicly traded on an established securities market or otherwise, actual payment of the Participant’s Accounts shall not occur until six (6) months after the date of the separation from service if the Participant is a key employee as defined under Code Section 416(i) without regard to paragraph (5) thereof (a ‘Key Employee’).  The Committee shall identify those individuals who constitute the Key Employees on each December 31 (beginning with December 31, 2006) for its use in determining those Participants who shall be considered Key Employees during the 12-month period beginning on the April 1 following such December 31.”

8.            Effective November 1, 2006, Section 6.4 of the Plan is amended by the deletion of said Section and the substitution, in lieu thereof, of a new Section 6.4 to read as follows:
“6.4.                       Change in Date or Form of Distribution.

A Participant’s election with respect to the date or form of distribution may be revised at the Committee’s sole discretion, provided that the revised election does not accelerate the distribution of his Account in a manner prohibited under Code Section 409A.  Any revision to the date or form of payment shall be made at least 12 months prior to the original distribution date and any new payment commencement date must be at least five (5) years after the original commencement date.

The prior provisions of this Section notwithstanding, pursuant to the relief granted in IRS Notice 2005-1, Q&A-19(c) as extended in the Proposed Treasury Regulations under Code Section 409A (Section XI.C. of the Preambles), a Participant shall be permitted to make a new election in 2006 regarding the form of distribution of the Participant’s Account, provided that such election is made in writing and filed with the Committee no later than December 31, 2006.  Such election shall be immediately effective; provided, however, that such election shall not operate to change the form of distribution of amounts that otherwise would be payable in 2006, nor will it operate to make payable in 2006 amounts that would not otherwise be payable in that year.”

IN WITNESS WHEREOF, the Company, by its appropriate officers duly authorized, has caused this Amendment No. 1 to be executed as of this 28th day of December, 2006.

INVACARE CORPORATION

By:	/s/ Joseph Usaj
Joseph Usaj

And:	/s/ Gregory C. Thompson
Gregory C. Thompson